Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MICROSEMI COMMUNICATIONS, INC.

ARTICLE I

The name of this corporation is Microsemi Communications, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware and the County of New Castle is 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808 and the name of the registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”) as the same exists or may hereafter be amended.

ARTICLE IV

This Corporation is authorized to issue one class of stock to be designated “Common Stock.” The total number of shares which the Corporation is authorized to issue is One Thousand (1,000) shares, all of which shall be Common Stock, par value $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

(a) To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

(c) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.